Exhibit 8.1

Stevens & Lee

Lawyers & Consultants

620 Freedom Business Center, Suite 200

King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com

October 29, 2018

Board of Directors

Federal Life Group, Inc.

3750 Deerfield Rd.

Riverwoods, IL 60015

Re:	Conversion of Federal Life Mutual Holding Company from Mutual Holding Company to Stock Company

Ladies and Gentlemen:

We have been requested to provide this opinion concerning matters of U.S. federal income tax law in connection with (1) the proposed conversion of Federal Life Mutual Holding Company, a mutual holding company organized under the laws of Illinois (“Federal Life Mutual”) to a stock company (the “Conversion”) pursuant to the Plan of Conversion of Federal Life Mutual approved by the Board of Directors of Federal Life Mutual on March 8, 2018 (the “Plan of Conversion”); and (2) the issuance of all of the capital stock of the converted Federal Life Mutual to Federal Life Group, Inc., a Pennsylvania corporation (the “Company”) and the issuance of shares of common stock by the Company in an initial public offering in accordance with the Form S-1 Registration Statement filed by the Company on October 10, 2018 (the “S-1 Registration Statement”), and related exhibits thereto. This opinion is being provided solely in connection with the filing of the S-1 Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion letter, capitalized words and phrases that are used but not defined herein shall have the meanings given to such terms in the Plan of Conversion.

For purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.	the S-1 Registration Statement;

2.	the Plan of Conversion;

Allentown • Bala Cynwyd • Charleston • Cleveland • Fargo • Fort Lauderdale • Harrisburg • Lancaster
New York • Philadelphia • Princeton • Reading • Rochester • Scranton • Valley Forge • Wilkes-Barre • Wilmington

A PROFESSIONAL CORPORATION

Stevens & Lee

Lawyers & Consultants

October 29, 2018

3.	the Officer’s Certificate provided to us by Federal Life Mutual; and

4.	such other instruments and documents related to Federal Life Mutual and the Company and the Plan of Conversion as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.       original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.       any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant; and

3.       all transactions that are related or incidental to the Conversion will be consummated pursuant to the Plan of Conversion, and will be effective under the laws of the State of Illinois and applicable federal and state insurance laws.

The opinion expressed herein is conditioned on the initial and continuing accuracy of the facts, information, representations and assumptions contained in the aforesaid documents or otherwise referred to above.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, if the Conversion is consummated in accordance with the provisions of the Plan of Conversion (and without any waiver, breach or amendment of any of the provisions thereof), it is our opinion that, under current law (i) the Conversion will constitute a “reorganization” within the meaning of Code Section 368(a), and (ii) the statements made regarding U.S. federal income tax consequences set forth in the S-1 Registration Statement under the heading “Federal Income Tax Considerations,” insofar as they constitute statements of law or legal conclusions, are the opinion of Stevens and Lee, P.C. with respect to such matters.

The opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

Stevens & Lee

Lawyers & Consultants

October 29, 2018

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Conversion or the Offering. In reviewing this letter, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

As stated above, this opinion is being delivered to the Board of Directors of the Company solely for the purpose of being included as an exhibit to the S-1 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-1 Registration Statement and to the use of our name in the S-1 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee